Exhibit 99.1

Genworth Financial Announces Second Quarter 2011 Results

$300 Million Reserve Strengthening In U.S. Mortgage Insurance

New U.S. Mortgage Insurance Flow Delinquencies Down 18 Percent

31 Percent Increase In Retirement And Protection Earnings

Strong Improvement In Lifestyle Protection Earnings

Richmond, VA (July 28, 2011) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the second quarter of 2011. The company reported a net loss1 of $96 million, or $0.20 per diluted share, compared with net income of $42 million, or $0.08 per diluted share, in the second quarter of 2010. The net operating loss2 for the second quarter of 2011 was $74 million, or $0.15 per diluted share, compared with net operating income of $118 million, or $0.24 per diluted share, in the second quarter of 2010. The net loss and net operating loss in the quarter reflect a reserve strengthening of approximately $300 million in U.S. Mortgage Insurance (U.S. MI).

“Disappointing results in U.S. Mortgage Insurance more than offset continued sound progress in our Retirement and Protection and International businesses this quarter,” said Michael D. Fraizer, chairman and chief executive officer. “In U.S. Mortgage Insurance, despite declines in total and new delinquencies this quarter and prior reserve actions, the troubled U.S. residential real estate environment and loan servicer processing challenges necessitated additional reserve strengthening.”

[1]	Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, net operating income (loss), net operating income (loss) per share, book value, book value per share and stockholders’ equity should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per share, net operating income (loss) available to Genworth’s common stockholders, net operating income (loss) available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.
[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

“Life insurance earnings improved notably and we were pleased with our agreement to sell our Medicare supplement business. International performance, excluding tax items, remained stable with strong improvements in lifestyle protection profits. While we are focused on continuing to improve Retirement and Protection performance and to turn around U.S. Mortgage Insurance, we are also working to accelerate multiple strategies to free up capital for redeployment to enhance shareholder value.”

Consolidated Net Income (Loss) &

Net Operating Income (Loss)
	Three months ended June 30 (Unaudited)
	2011		2010
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share
Net income (loss)	$(96)	$(0.20)	$42	$0.08
Net operating income (loss)	$(74)	$(0.15)	$118	$0.24
Weighted average diluted shares	490.6		494.2
Book value per share	$29.41		$28.48
Book value per share, excluding accumulated other comprehensive income (loss)	$25.21		$25.76

Net investment losses, net of tax and other adjustments, decreased to $22 million in the quarter from $76 million in the prior year.

Segment Net Operating Income (Loss)

(Amounts in millions)	Q2 11	Q2 10
Retirement and Protection	$149	$114
International	107	105
U.S. MI	(253)	(40)

Net operating income (loss) excludes net investment gains (losses) and other adjustments, net of taxes. In the discussion of International results, all references to percentage changes exclude the impact of foreign exchange. Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release. The impact of foreign exchange on net operating income in the second quarter of 2011 was a favorable $14 million versus the prior year.

A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income (loss) is included at the end of this press release.

Retirement and Protection

Highlights

•	Total segment operating revenue[3] increase of seven percent driven by increased fees from continued positive net flows in wealth management and improved investment income.

•	Sales were up in life insurance and long term care (LTC), reflecting strong distribution relationship execution and consumer demand.

•	Sound consolidated risk based capital (RBC) ratio estimate of 385 percent[4].

•	During the quarter, the company announced an agreement to sell its Medicare supplement business for $290 million with closing expected early in the fourth quarter.

[3]	Operating revenue is a non-GAAP measure that excludes net investment gains (losses). Total segment operating revenue excludes net investment losses of $46 million and $69 million for the three months ended June 30, 2011 and 2010, respectively. Total segment revenue, including net investment losses, changed nine percent for the same period. See the Use of Non-GAAP Measures section of this press release for additional information.
[4]	Company estimate for the second quarter of 2011, due to timing of the filing of statutory statements.

Retirement and Protection

Net Operating Income

(Amounts in millions)	Q2 11	Q2 10
Life Insurance	$72	$32
Long Term Care	31	47
Wealth Management	13	10
Retirement Income
Spread-Based	24	25
Fee-Based	9	—

Total Retirement and Protection	$149	$114

Sales

(Amounts in millions)	Q2 11	Q2 10
Life Insurance
Term and Universal Life	$45	$37
Excess Deposits	35	27
Linked Benefits[5]	25	11
Long Term Care[5]	69	48
Wealth Management
Gross Flows	1,807	1,362
Net Flows	664	436
Retirement Income
Spread-Based[5]	324	163
Fee-Based	42	169

[5]	The sales associated with the linked-benefit product related to universal life insurance and single premium deferred annuities that were previously reported in the long term care business are being reflected in the life insurance and spread-based retirement income business, respectively, for comparative purposes.

Assets Under Management[6]

(Amounts in millions)	Q2 11	Q2 10
Wealth Management	$25,930	$19,548
Retirement Income Spread-Based	18,079	18,761
Retirement Income Fee-Based	8,932	8,122

Total Assets Under Management	$52,941	$46,431

Retirement and Protection earnings increased 31 percent to $149 million, compared with $114 million a year ago. Consolidated U.S. life companies ended the quarter with an estimated RBC ratio of 385 percent4.

Life insurance earnings were $72 million, compared with $32 million in the prior year. Current quarter earnings reflected actions taken to improve margins, including the selective repurchase of notes secured by non-recourse funding obligations, generating an $11 million after-tax gain, $6 million of favorable mortality, $6 million of higher investment income from bond calls and limited partnerships as well as improved persistency. The improved persistency was a result of smaller blocks entering the post level term period and overall lower lapse rates. ColonySM Term UL sales grew $8 million versus the traditional term and ColonySM Term UL in the prior year, reflecting higher consumer demand and strong servicing support execution through our distributors.

Long term care earnings were $31 million, compared with $47 million in the prior year. Results in the current quarter reflected a higher incidence of new claims in older issued policies partially offset by sound new business performance. The company is currently implementing a previously announced premium rate increase of about 18 percent on the majority of these older long term care insurance blocks. As of the end of this quarter, the company has received approvals in 30 states, which represent more than 50 percent of the impacted premiums. The annual premium increase from these rate increases is estimated to be approximately $60 to $70 million and is expected to be fully realized by the end of 2012 with some benefit starting to emerge in the fourth quarter of 2011. Individual LTC sales increased $16 million year over year, mainly from growth in the independent channel. As

[6]	Assets under management represent account values, net of reinsurance, and managed third-party assets.

previously announced, the company has reached an agreement to sell its Medicare supplement business and related blocks of in-force business to Aetna Inc. for $290 million. This transaction is expected to generate approximately $240 million of capital within the life companies with targeted levels of capital release expected to be moved to the holding company in a staged manner.

Wealth management earnings were $13 million, compared with $10 million in the prior year driven mainly by strong growth in assets under management (AUM). Wealth management net flows were $664 million, the ninth consecutive quarter of positive net flows, and AUM grew to $25.9 billion. Strong AUM growth was led by the launching of new fund offerings, which have raised approximately $140 million in two months and Altegris’ alternative investment solutions, which contributed approximately $700 million in total AUM year to date.

Retirement income spread-based earnings were $24 million, compared to $25 million in the prior year. Results in the prior year included a $6 million favorable unlocking of deferred acquisition costs (DAC) related to better-than-expected lapse experience. Results in the current quarter reflected improvements in investment income from limited partnerships and bond calls and higher mortality in the single premium immediate annuity product. Sales were $324 million versus $163 million in the prior year, driven by sales of reduced commission offerings to achieve targeted margins. Total spread-based AUM decreased slightly to $18.1 billion.

Retirement income fee-based earnings were $9 million, up from breakeven in the prior year. The increase is primarily attributable to improved equity market performance, which resulted in higher revenue and lower DAC amortization. Sales were $42 million versus $169 million in the prior year reflecting the decision in January of 2011 to discontinue sales of new individual and group variable annuities and only allow additions to existing contracts.

International

Highlights

•	In Canada, flow new insurance written (NIW) was down 10 percent[7] year over year and up 41 percent[7] sequentially. The loss ratio was down five points sequentially to 33 percent.

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Genworth MI Canada Inc. (MIC) completed a share repurchase of CAD$160 million which resulted in net proceeds to the company of $93 million and no percentage change in the company’s majority ownership position.

•	In Australia, flow NIW was down three percent[7] year over year and up 16 percent[7] sequentially as the mortgage origination market showed signs of recovery.

•	Genworth Australia completed an AUD$140 million Tier II debt issuance as part of its strategy to reduce affiliate reinsurance and aid in optimizing its capital structure.

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Lifestyle protection demonstrated solid pre-tax operating margin[2] improvement associated with a 25 percent decline in new claim registrations year over year as well as continuing benefits from price and distribution contract changes implemented in 2009 and 2010.

International

Net Operating Income (Loss)

(Amounts in millions)	Q2 11	Q2 10
Mortgage Insurance
Canada	$31	$45
Australia	54	59
Other International	(3)	(11)
Lifestyle Protection	25	12

Total International	$107	$105

[7]	Percent change excludes the impact of foreign exchange.

Sales

(Amounts in billions)	Q2 11	Q2 10
Mortgage Insurance (MI)
Flow
Canada	$6.4	$6.7
Australia	6.7	6.0
Other International	0.6	0.7
Bulk
Canada	1.5	0.3
Australia	2.3	1.2
Other International	0.3	—

Total International MI	$17.8	$14.9

Lifestyle Protection	$0.5	$0.4

International earnings decreased 11 percent7 to $107 million primarily driven by the tax impacts of legislative changes in Australia and Canada. In the prior year quarter, Australia recorded lower taxes of $10 million and in the current quarter, Canada recorded higher taxes of $12 million as a result of these respective changes.

Canadian operating earnings decreased 38 percent7 from the prior year, primarily from a $12 million negative tax adjustment associated with an increase in the effective tax rate, resulting from legislation passed in June 2011 which will eliminate the Canadian government guarantee fund. The elimination of the guarantee fund is expected to increase the effective tax rate on the company’s GAAP earnings, as prior deductions for contributions to the fund lowered the effective tax rate on GAAP earnings. This new legislation will not change the current level of government guarantee provided on mortgages insured by MIC. The loss ratio in the quarter dropped to 33 percent, down from 38 percent in the first quarter. Flow NIW in Canada decreased 10 percent7 from the prior year reflecting a smaller mortgage origination market.

The regulatory capital ratio in Canada at quarter end was 158 percent4. Genworth MI Canada, as part of its ongoing efforts to optimize its capital structure, repurchased CAD$160 million of its existing common shares. The company received net proceeds of $93 million and maintained its 57.5 percent ownership of Genworth MI Canada. GAAP book value for the Canada MI business was $2.6 billion at quarter end, of which $1.5 billion represented Genworth’s 57.5 percent ownership interest.

Australia operating earnings decreased 22 percent7 from the prior year due to higher taxes and increased delinquencies. The loss ratio increased six points to 48 percent reflecting continued economic impacts from flooding in Queensland earlier in 2011 together with the combined impacts of higher interest rates, increased living costs, and the strong Australian dollar pressuring certain consumers and small business owners. Flow NIW decreased three percent7 compared to the prior year primarily reflecting a smaller mortgage origination market and the slow return of some lenders to the high loan-to-value market.

The regulatory capital ratio in Australia at quarter end was 152 percent4. The ratio reflected the AUD$140 million Tier II debt issuance offset by a reduction in affiliate reinsurance. GAAP book value for Australia MI at quarter end was $2.1 billion.

Lifestyle protection earnings were $25 million, up $13 million from the prior year reflecting improved operating margins2 associated with a 25 percent reduction in new claim registrations and continuing benefits from price and distribution contract changes implemented in 2009 and 2010, which together support achieving the total year target of a 300 basis point improvement in operating margin. Sales remained relatively stable reflecting overall consumer lending levels which remain below pre-recessionary levels and lower consumer spending.

The lifestyle protection regulatory capital ratio at quarter end was approximately 285 percent4.

U.S. Mortgage Insurance

Highlights

•	Reserve strengthening of approximately $300 million related to declining cures and continued aging of delinquencies.

•	Total flow delinquencies declined two percent sequentially. New flow delinquencies declined 18 percent from prior year and 10 percent sequentially.

•	Loss mitigation savings of $130 million in the quarter, with the business on track to achieve the targeted full year benefit of $400 to $500 million.

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Flow NIW declined 10 percent from the prior year and five percent sequentially reflecting a smaller mortgage origination market and continued strong presence of the Federal Housing Administration (FHA). Mortgage insurance penetration was up year over year and flat to prior quarter.

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The segment expects to receive capital support targeted at new business through a non-cash intercompany transaction, bringing the consolidated risk-to-capital ratio as of June 30, 2011 to an estimated 25.0:1[4].

U.S. Mortgage Insurance

(Amounts in millions)	Q2 11	Q2 10
Net Operating Loss	$(253)	$(40)

Primary Sales

(Amounts in billions)	Q2 11	Q2 10
Flow	$1.9	$2.1
Bulk	—	0.1

Total Primary Sales	$1.9	$2.2

U.S. MI had a $253 million net operating loss reflecting a reserve strengthening driven by continued aging of delinquent loans and a decline in cures.

The approximately $300 million reserve strengthening in the second quarter reflected approximately $100 million associated with worsening trends in recent experience and approximately $200 million in anticipated further deterioration in cure rates related to assumed continuation of market trends in an environment of ongoing weakness in the U.S. residential real estate market. U.S. MI results reflected a decline in cure rates during the quarter for delinquent loans and continued aging trends in the delinquent loan inventory. These trends were associated with a range of factors, including servicers’ slow-moving pipelines of mortgages in some stage of foreclosure and delinquent loans under consideration for loan modifications. Specifically, reduced cure rates were driven by lower borrower self-cures and lower levels of lender loan modifications outside of government-sponsored modification programs.

Total flow delinquencies declined two percent sequentially in the second quarter. New flow delinquencies continued to decline, down 18 percent from the prior year and 10 percent sequentially. The flow average reserve per delinquency increased sequentially to $29,200 from $25,400, with continued aging of existing delinquencies and the reserve strengthening. Net paid claims declined 14 percent from the prior year as the rate at which servicers are moving delinquent loans through the foreclosure to claim process slowed.

Loss mitigation activities resulted in $130 million of savings in the quarter, an increase from $122 million in the first quarter. Second quarter and year-to-date results are consistent with the company’s targeted full year loss mitigation benefit of $400 to $500 million.

Flow NIW declined 10 percent over the prior year and five percent sequentially reflecting a smaller mortgage origination market and continued strong market presence of the FHA. Flow persistency was flat at 86 percent on a sequential basis. The company’s market share is estimated to have remained stable. In addition, the Home Affordable Refinance Program (HARP) accounted for about $500 million of insurance that is treated as a modification of the coverage on existing insurance in force rather than NIW.

As previously announced, the company is executing a non-cash intercompany transaction to provide capital support to the U.S. MI segment, which is targeted at new business. The company will transfer to U.S. MI a portion of its common shares of MIC with an estimated value of $375 million, currently held in a non-U.S. subsidiary in the International segment. This transfer does not reduce the company’s current 57.5 percent ownership of Genworth MI Canada.

Additionally, Genworth Mortgage Insurance Corporation (GEMICO), the company’s primary mortgage insurance company, was granted waivers or other communications from 46 states that permit the company to continue writing new business while its risk-to-capital ratio exceeds 25.0:1. In the remaining states, new business continues to be written out of other legal entities unless waivers or other communications are obtained.

Including the capital transaction, which is subject to customary regulatory approval and will be effective in the second quarter on a statutory basis, the combined U.S. MI statutory risk-to-capital ratio is estimated to be 25.0:14 at the end of the second quarter.

Investments

Investment performance continued to improve, with net investment income of $881 million, compared to $830 million in the first quarter. The core yield2 was up sequentially to 4.7 percent.

Net income in the quarter included $22 million of net investment losses, net of tax and other adjustments. After-tax net investment losses were $26 million, which included $16 million of net other-than-temporary impairments.

Net unrealized investment gains were $236 million, net of tax and other items, as of June 30, 2011, compared with $29 million as of June 30, 2010 and unrealized losses of $37 million as of March 31, 2011. The fixed maturity securities portfolio had gross unrealized investment gains of $2.5 billion compared with $2.6 billion as of June 30, 2010 and gross unrealized investment losses of $1.3 billion compared with $2.3 billion as of June 30, 2010.

Corporate and Other

Corporate and Other’s net operating loss was $77 million compared with $61 million in the prior year quarter driven primarily from higher taxes. On a pre-tax operating basis, the loss improved by $10 million year over year.

Holding Company

Genworth’s holding company ended the quarter with $667 million of cash and highly liquid securities, down $673 million sequentially, reflecting $548 million of debt maturities, including preferred stock. The company continues to expect $350 million in dividends from the International segment in 2011. The holding company targets to maintain cash balances equal to two times its annual debt service expense. The company has $222 million of debt maturities in 2012 and no debt maturities in 2013.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company with more than $100 billion in assets that is dedicated to helping people secure their financial lives, families and futures. Genworth has leadership positions in offerings that assist consumers in protecting themselves, investing for the future and planning for retirement — including life insurance, long term care insurance, financial protection coverages, and independent advisor-based wealth management — and mortgage insurance that helps consumers achieve homeownership while assisting lenders in managing their risk and capital.

Genworth has approximately 6,500 employees and operates through three segments: Retirement and Protection, U.S. Mortgage Insurance and International. Its products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, which traces its roots back to 1871, became a public company in 2004 and is headquartered in Richmond, Virginia. For more information, visit Genworth.com. From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of Genworth.com.

Conference Call and Financial Supplement Information

This press release and the second quarter 2011 financial supplement are now posted on the company’s website. Investors are encouraged to review all of these materials.

Genworth will conduct a conference call on July 29, 2011 at 9 a.m. (ET) to discuss the quarter’s results. The conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s July 29 conference call is 888 318.7459 or 719 325.2342 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

The webcast will be archived on the company’s website and a replay of the call will be available at 888 203.1112 or 719 457.0820 (outside the U.S.); passcode 6361532, through August 12, 2011.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income (loss).” The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss) available to Genworth Financial, Inc.’s common stockholders. The company defines net operating income (loss) available to Genworth Financial, Inc.’s common stockholders as income (loss) from continuing operations excluding net income attributable to noncontrolling interests, after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. This metric excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income (loss) available to Genworth Financial, Inc.’s common stockholders if, in the company’s opinion, they are not indicative of overall operating trends. While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with GAAP, the company believes that net operating income (loss) available to Genworth Financial, Inc.’s common stockholders and measures that are derived from or incorporate net operating income (loss) available to Genworth Financial, Inc.’s common stockholders, including net operating income (loss) available to Genworth Financial, Inc.’s common stockholders per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. However, net operating income (loss) available to Genworth Financial, Inc.’s common stockholders and net operating income (loss) available to Genworth Financial, Inc.’s common stockholders per common share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) available to Genworth Financial, Inc.’s common stockholders may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income (loss) available to Genworth Financial, Inc.’s common stockholders during the periods presented. The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income (loss) available to Genworth Financial, Inc.’s common stockholders for the three months ended June 30, 2011 and 2010.

This press release includes the non-GAAP financial measure entitled “operating revenue.” The company defines operating revenue as revenue excluding net investment gains (losses). The company believes that operating revenue and measures that are derived from or incorporate operating revenue, is an appropriate measure that is useful to investors because it identifies the revenue attributable to the ongoing operations of the business. However, operating revenue is not a substitute for revenue determined in accordance with GAAP. In addition, the company’s definition of operating revenue may differ from the definitions used by other companies.

This press release also includes the non-GAAP measure entitled “operating margin” related to the lifestyle protection business. The company defines operating margin as income (loss) from continuing operations before income taxes excluding net investment gains (losses) divided by total revenues excluding net investment gains (losses). Management believes that this analysis of operating margin enhances the understanding of the lifestyle protection business. However, operating margin as defined by the company should not be viewed as a substitute for GAAP margin. In addition, the company’s definition of operating margin may differ from the definitions used by other companies.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for those items that are not recurring in nature. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield as defined by the company should not be viewed as a substitute for GAAP investment yield. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales,” “assets under management” and “insurance in force” or “risk in force” which are commonly used in the insurance and investment industries as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) annualized first-year premiums for term life, long term care and Medicare supplement insurance; (2) new and additional premiums/deposits for universal and term universal life insurance, linked-benefits, spread-based and variable products; (3) gross flows and net flows, which represent gross flows less redemptions, for the wealth management business; (4) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where the company earns a fee for administrative services only business, for the lifestyle protection insurance business; (5) new insurance written for mortgage insurance; and (6)

written premiums, net of cancellations, for the Mexican insurance operations, which in each case reflects the amount of business the company generated during each period presented. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, gross and net flows, written premiums, premium equivalents and new insurance written to be measures of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports assets under management for the wealth management business, insurance in force and risk in force. Assets under management for the wealth management business represent third-party assets under management that are not consolidated in the company’s financial statements. Insurance in force for the life, international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. For the risk in force in the international mortgage insurance business, the company has computed an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s businesses in Canada, Australia and New Zealand. Risk in force for the U.S. mortgage insurance business is the obligation that is limited under contractual terms to the amounts less than 100 percent of the mortgage loan value. The company considers assets under management for the wealth management business, insurance in force and risk in force to be measures of the company’s operating performance because they represent a measure of the size of the business at a specific date which will generate revenues and profits in a future period, rather than a measure of the company’s revenues or profitability during that period.

This press release also includes information related to loss mitigation activities for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales, claims curtailment and other loan workouts and claim mitigation actions. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. For non-cure related actions, including presales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. The company believes that this information helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business as they specifically impact current and future loss reserves and level of claim payments.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

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Risks relating to the company’s businesses, including downturns and volatility in global economies and equity and credit markets, downgrades in the company’s financial strength or credit ratings, interest rate fluctuations and levels, adverse capital and credit market conditions, the valuation of fixed maturity, equity and trading securities, defaults, downgrades or other events impacting the value of the company’s fixed maturity securities portfolio, defaults on the company’s commercial mortgage loans or the mortgage loans underlying the company’s investments in commercial mortgage-backed securities and volatility in performance, goodwill impairments, default by counterparties to reinsurance arrangements or derivative instruments, an adverse change in risk based capital and other regulatory requirements, insufficiency of reserves, legal constraints on dividend distributions by the company’s subsidiaries, competition, availability, affordability and adequacy of reinsurance, loss of key distribution partners, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, legal or regulatory investigations or actions, the failure or any compromise of the security of the company’s computer systems, the occurrence of natural or man-made disasters or a pandemic, the effect of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act, changes in the accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies and impairments of or valuation allowances against the company’s deferred tax assets;

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Risks relating to the company’s Retirement and Protection segment, including changes in morbidity and mortality, accelerated amortization of deferred acquisition costs and present value of future profits, reputational risks as a result of rate increases on certain in force long term care insurance products, medical advances, such as genetic research and diagnostic imaging, and related legislation, unexpected changes in persistency rates, ability to continue to implement actions to mitigate the impact of statutory reserve requirements and the failure of demand for long term care insurance to increase;

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Risks relating to the company’s International segment, including political and economic instability or changes in government policies, foreign exchange rate fluctuations, unexpected changes in unemployment rates, unexpected increases in mortgage insurance default rates or severity of defaults, the significant portion of high loan to value insured international mortgage loans which generally result in more and larger claims than lower loan-to-value ratios, competition with government owned and government sponsored enterprises offering mortgage insurance and changes in regulations;

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Risks relating to the company’s U.S. Mortgage Insurance segment, including increases in mortgage insurance default rates, failure to meet, or have waived to the extent needed, the minimum statutory capital requirements and hazardous financial condition standards, uncertain results of continued investigations of insured U.S. mortgage loans, possible rescissions of coverage and the results of objections to our rescissions, the extent to which loan modifications and other similar programs may provide benefits to the company, unexpected changes in unemployment and underemployment rates, further deterioration in economic conditions or a further decline in home prices, problems associated with foreclosure process defects that may defer claim payments, changes to the role or structure of Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac), competition with government owned and government sponsored enterprises offering mortgage insurance, changes in regulations that affect the U.S. mortgage insurance business, the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, decreases in the volume of high loan to value mortgage originations or increases in mortgage insurance cancellations, increases in the use of alternatives to private mortgage insurance and reductions by lenders in the level of coverage they select, the impact of the use of reinsurance with reinsurance companies affiliated with mortgage lending customers, legal actions under the Real Estate Settlement Procedures Act of 1974 and potential liabilities in connection with the company’s U.S. contract underwriting services;

•

Other risks, including the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if the company’s corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including the suspension of dividends and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Kelly Groh, 804 662.2248

kelly.groh@genworth.com

Media:	Al Orendorff, 804 662.2534

alfred.orendorff@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended June 30,
	2011	2010
Revenues:
Premiums	$1,455	$1,470
Net investment income	881	823
Net investment gains (losses)	(40)	(139)
Insurance and investment product fees and other	359	256

Total revenues	2,655	2,410

Benefits and expenses:
Benefits and other changes in policy reserves	1,672	1,340
Interest credited	204	211
Acquisition and operating expenses, net of deferrals	514	499
Amortization of deferred acquisition costs and intangibles	197	179
Interest expense	134	109

Total benefits and expenses	2,721	2,338

Income (loss) before income taxes	(66)	72
Benefit for income taxes	(6)	(5)

Net income (loss)	(60)	77
Less: net income (loss) attributable to noncontrolling interests	36	35

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(96)	$42

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(0.20)	$0.09

Diluted	$(0.20)	$0.08

Weighted-average common shares outstanding:
Basic	490.6	489.1

Diluted	490.6	494.2

Reconciliation of Net Operating Income (Loss) to Net Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended June 30,
	2011	2010
Net operating income (loss):
Retirement and Protection segment	$149	$114
International segment	107	105
U.S. Mortgage Insurance segment	(253)	(40)
Corporate and Other	(77)	(61)

Net operating income (loss)	(74)	118
Adjustment to net operating income (loss):
Net investment gains (losses), net of taxes and other adjustments	(22)	(76)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	(96)	42
Add: net income attributable to noncontrolling interests	36	35

Net income (loss)	$(60)	$77

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(0.20)	$0.09

Diluted	$(0.20)	$0.08

Net operating income (loss) per common share:
Basic	$(0.15)	$0.24

Diluted	$(0.15)	$0.24

Weighted-average common shares outstanding:
Basic	490.6	489.1

Diluted	490.6	494.2

Condensed Consolidated Balance Sheets

(Amounts in millions)

	June 30,	December 31,
	2011	2010
Assets
Cash, cash equivalents and invested assets	$72,230	$72,302
Deferred acquisition costs	7,362	7,256
Intangible assets	692	741
Goodwill	1,333	1,329
Reinsurance recoverable	16,999	17,191
Deferred tax and other assets	2,279	1,910
Separate account assets	11,452	11,666

Total assets	$112,347	$112,395

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$31,177	$30,717
Policyholder account balances	26,115	26,978
Liability for policy and contract claims	7,327	6,933
Unearned premiums	4,563	4,541
Deferred tax and other liabilities	7,574	7,706
Borrowings related to securitization entities	452	494
Non-recourse funding obligations	3,374	3,437
Long-term borrowings	4,755	4,952
Separate account liabilities	11,452	11,666

Total liabilities	96,789	97,424

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	12,110	12,095
Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	352	21
Net unrealized gains (losses) on other-than-temporarily impaired securities	(116)	(121)

Net unrealized investment gains (losses)	236	(100)

Derivatives qualifying as hedges	943	924
Foreign currency translation and other adjustments	883	668

Total accumulated other comprehensive income (loss)	2,062	1,492
Retained earnings	2,959	2,973
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	14,432	13,861
Noncontrolling interests	1,126	1,110

Total stockholders’ equity	15,558	14,971

Total liabilities and stockholders’ equity	$112,347	$112,395

Impact of Foreign Exchange on Operating Results8

Three months ended June 30, 2011

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[9]
International:
Total operating income	2%	(11)%

Canada Mortgage Insurance (MI):
Net operating income	(31)%	(38)%
Flow new insurance written	(4)%	(10)%
Flow new insurance written (2Q11 vs. 1Q11)	45%	41%

Australia MI:
Net operating income	(8)%	(22)%
Flow new insurance written	12%	(3)%
Flow new insurance written (2Q11 vs. 1Q11)	22%	16%

[8]	All percentages are comparing the second quarter of 2011 to the second quarter of 2010 unless otherwise stated.
[9]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

For the three months ended June 30, 2011
(Assets – amounts in billions)
Reported Total Invested Assets and Cash	$71.5
Subtract:
Securities lending	0.6
Unrealized gains (losses)	1.7
Derivative counterparty collateral	0.7

Adjusted end of period invested assets	$68.5

Average Invested Assets Used in Reported Yield Calculation	$68.8
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[10]	0.5

Average Invested Assets Used in Core Yield Calculation	$68.3

(Income – amounts in millions)
Reported Net Investment Income	$881
Subtract:
Bond calls and commercial mortgage loan prepayments	16
Reinsurance[11]	36
Other non-core items[12]	15
Restricted commercial mortgage loans and other invested assets related to securitization entities[10]	5

Core Net Investment Income	$809

Reported Yield	5.12%

Core Yield	4.74%

[10]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[11]	Represents imputed investment income related to reinsurance agreements in the lifestyle protection insurance business.
[12]	Includes mark-to-market adjustment on assets supporting executive deferred compensation and various other immaterial items.